Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in Registration Statements No. 333-193165, 333-181854 and 333-177799 on Form S-8 of Groupon, Inc. of our report dated March 26, 2014, relating to the financial statements of Ideeli, Inc. as of and for the year ended February 2, 2013, which appear in the Current Report on Form 8-K/A of Groupon, Inc. dated March 26, 2014.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 26, 2014